Exhibit 99.34

COMMERCIAL PROMISSORY NOTE

LOAN NUMBER	NOTE DATE	PRINCIPAL AMOUNT	LOAN TERM	MATURITY DATE
22016770	May 26, 2022	$4,463,283.00	252 Months	May 6, 2043
LOAN PURPOSE: 6 – Construction of Non Residential Structures

BORROWER INFORMATION

GA HIA, LLC

1830 JET STREAM DRIVE

COLORADO SPRINGS, CO 80921

NOTE. This Commercial Promissory Note will be referred to in this document as the “Note.”

CONSTRUCTION LOAN AGREEMENT. “Construction Loan Agreement” means the Construction to Permanent Loan Agreement between Lender and Borrower entered into on May 26, 2022.

LENDER. “Lender” means Pinnacle Bank whose address is P.O. Box 430, 884 Elbert Street, Elberton, Georgia 30635, its successors and assigns,

BORROWER. “Borrower” means each person or legal entity identified above in the BORROWER INFORMATION section who signs this Note.

PROMISE TO PAY. For value received, receipt of which is hereby acknowledged, on or before May 26, 2043 (the “Maturity Date”), the Borrower promises to pay the principal amount of Four Million Four Hundred Sixty-three Thousand Two Hundred Eighty-three and 00/100 Dollars ($4,463,283.00) or such lesser amount as shall have been advanced by Lender, from time to time, to or on behalf of Borrower under the terms of this Note, and all interest on the outstanding principal balance and any other charges, including service charges, to the order of Lender at its office at the address noted above or at such other place as Lender may designate in writing. The Borrower will make all payments in lawful money of the United States of America.

PAYMENT SCHEDULE. This Note will be paid according to the following schedule: 12 consecutive payments of interest only beginning on June 26, 2022 and continuing on the same day of each month thereafter. This will be followed by 240 consecutive payments of principal and interest in the amount of $27,067.98 beginning on June 26, 2023 and continuing on the same day of each month thereafter. The unpaid principal balance of this Note, together with all accrued interest and charges owing in connection therewith, shall be due and payable on the Maturity Date.

APPLICATION OF PAYMENTS. Unless Applicable Law provides otherwise, all payments received by Lender shall be applied: first, to any escrow or reserve payments as required under any mortgage, deed of trust, or other security instrument or security agreement securing the Note; then to any accrued unpaid interest; then to principal; and then to any late charges.

RECEIPT OF PAYMENTS. All payments must be received by Lender consistent with any written payment instructions provided by Lender. If a payment is made consistent with Lender’s payment instructions, but received after 5:00 PM Eastern Time in branch, 6:00 PM Eastern Time at the Interactive Teller Machine, 6:00 PM Eastern Time by online banking, or after 8:00 AM Eastern Time at the night drop on a business day, Lender will credit Borrower’s payment on the next business day.

INTEREST.

Interest Rate and Scheduled Payment Changes. Interest will begin to accrue on the date of this Note. The interest rate on this Note will be fixed at 3.950 % per annum.

Beginning on May 26, 2033, this Note will be subject to a variable rate of interest that will be based on 5 year - US Treasury Note in effect on the Change Date (the “Index”) plus 2.750 percentage points (the “Margin”). This interest rate may change on May 26, 2033 and every TEN YEARS thereafter. Each date on which the interest rate may change is called the “Change Date.” On each Change Date, Lender will calculate the new interest rate in the same manner as described above. The interest rate will never be greater than 6,500% or less than 3,950%.

Index Replacement. If the Index is Unavailable on the Change Date, the interest rate will be calculated using a “Replacement Index” and a new commercially reasonable “Replacement Margin.”

Index Unavailability. The Index is considered “Unavailable” when one or more of the following events occurs:

(1) A public statement by or on behalf of the administrator of the Index, or supervisor thereof or a relevant governmental authority, that (a) the administrator will cease publishing the Index and there is no successor administrator that will continue publication of the Index, or (b) that the Index has been discontinued, is no longer reliable or representative, or may no longer be used;

(2) The Index is not published by the administrator of the Index for five consecutive business days without advance announcement that the disruption is temporary; or

(3) Lender reasonably determines that the Index no longer reflects the Lender’s cost of funding.

Replacement Index and Replacement Margin. Lender will select the Replacement Index and determine an associated Replacement Margin. Lender shall make a reasonable effort to select a Replacement Index and a Replacement Margin that, when added together, Lender reasonably expects will minimize any change to the cost of the loan. The Replacement Index shall be (a) a replacement Index selected or recommended by a relevant governmental authority or a committee endorsed or convened thereby, (b) a comparable successor or alternative Index and Margin that is, at such time, broadly viewed as acceptable market practice for similar loans in lieu of the Index, or (c) a successor or alternative Index rate as Lender may reasonably determine. The Replacement Margin shall be determined by utilizing a margin adjustment method which is, at such time, (a) selected or recommended by a relevant governmental authority or a committee endorsed or convened thereby, (b) broadly viewed as acceptable market practice, or (c) any other method as the Lender may reasonably determine.

Compliance with Law. Nothing contained herein shall be construed as to require the Borrower to pay interest at a greater rate than the maximum allowed by law. If, however, from any circumstances, Borrower pays interest at a greater rate than the maximum allowed by law, the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law and if, for any reason whatsoever, Lender ever receives interest in an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to amounts owed, in Lender’s sole discretion, or as otherwise allowed by applicable law.

Accrual Method. Interest on this Note is calculated on an Actual/360 day basis. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

Default Rate. The outstanding principal balance of this loan after the Maturity Date, whether by acceleration or otherwise, shall be subject to a post-maturity rate of interest equal to 10.000% per annum.

Default Rate. The outstanding principal balance of this loan after the Maturity Date, whether by acceleration or otherwise, shall be subject to a post-maturity rate of interest equal to 10.000% per annum.

LATE PAYMENT CHARGE. If any required payment is more than 10 days late, then at Lender’s option, Lender will assess a late payment charge of 7.50% of the amount of the regularly scheduled payment then past due, subject to a maximum charge of $250.00 and a minimum charge of $35.00.

PREPAYMENT PENALTY. This Note is subject to a prepayment penalty. Payment of all unpaid principal, accrued and unpaid interest and all other fees then outstanding prior to the Maturity Date will result in a penalty that shall be equal to: If I prepay in full, I will pay a prepayment penalty of 5% of the current principal balance if paid off within the first year, 4% within the second, 3% within the third, 2% within the fourth, 1% within the fifth and decreasing by ten (10) basis points each year thereafter to a minimum of $250. Note: Prepayment Penalty will not be enforced upon early repayment from the borrower’s cash flow or from proceeds stemming from the sale of property. Except for the foregoing. Borrower may pay all or a portion of the amount owed earlier than it is due. .

ADVANCES.

General. The Borrower and Lender agree that the Borrower may borrow up to the maximum amount of principal only one time. Subject to the terms of this Note and all of the related agreements, advances under this Note are obligatory. Regardless of the obligatory nature of this Note, principal advances will not be made to the Borrower if any of the following conditions exist:

●	The maximum amount on this Note has been reached or is outstanding.
●	Borrower has breached any of the terms, provisions, representations, requirements or promises contained in this Note, the Related Documents, or any other agreement.
●	Borrower makes a request for an advance after the Completion Date (as defined in the Construction Loan Agreement).
●	The Note or any other agreement relating to the extension of credit is in default.
●	The Lender has deemed itself insecure or there has been a material adverse change of conditions.
●	The Lender is precluded by law from making the advance.

Requests. Advances under this Note may be requested electronically or in writing by the Borrower or by an authorized person on behalf of the Borrower.

Limits on Advances. The total of any advance requested and unpaid principal cannot exceed the available principal amount. The available principal amount refers to the principal amount minus the aggregate amount of outstanding advances.

Account. All advances will be charged to a loan account in Borrower’s name on Lender’s books, and the Lender shall debit in such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower.

SECURITY TO NOTE. Security for this Note is granted pursuant to the following security document(s):

●	A DEED TO SECURE DEBT DATED 05/26/2022, TO LENDER ON REAL PROPERTY LOCATED AT 315 & 323 SW BROAD STREET; 320 SW MAPLE STREET; 312 SW JESSE JEWELL PKWY AND SW MAPLE STREET, GAINESVILLE, GA 30501.
●	A COMMERCIAL SECURITY AGREEMENT DATED 05/26/2022, ON COLLATERAL DESCRIBED AS ALL FURNITURE, FIXTURES AND EQUIPMENT.
●	ASSIGNMENT OF LEASES AND RENTS DATED 05/26/2022, TO LENDER ON REAL PROPERTY LOCATED AT 315 & 323 SW BROAD STREET; 320 SW MAPLE STREET; 312 SW JESSE JEWELL PKWY AND SW MAPLE STREET, GAINESVILLE, GA 30501.

GUARANTY. In support of this transaction, a Guaranty dated May 26, 2022 has been executed by JAY WILLIAM ROTH.

RIGHT OF SET-OFF. To the extent permitted by law, Borrower agrees that Lender has the right to set-off any amount due and payable under this Note, whether matured or unmatured, against any amount owing by Lender to Borrower including any or all of Borrower’s accounts with Lender. This shall include all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. Such right of set-off may be exercised by Lender against Borrower or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against Borrower or such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant. Lender will not be liable for the dishonor of any check when the dishonor occurs because Lender set-off a debt against Borrower’s account. Borrower agrees to hold Lender harmless from any claim arising as a result of Lender exercising Lender’s right to set-off.

RELATED DOCUMENTS. The words “Related Documents” mean all promissory notes, security agreements, mortgages, deeds of trust, deeds to secure debt, business loan agreements, construction loan agreements, resolutions, guaranties, environmental agreements, subordination agreements, assignments, and any other documents or agreements executed in connection with the indebtedness evidenced hereby this Note whether now or hereafter existing, including any modifications, extensions, substitutions or renewals of any of the foregoing. The Related Documents are hereby made a part of this Note by reference thereto, with the same force and effect as if fully set forth herein.

DEFAULT. Upon the occurrence of any one of the following events (each, an “Event of Default” or “default” or “event of default”), Lender’s obligations, if any, to make any advances will, at Lender’s option, immediately terminate and Lender, at its option, may declare all indebtedness of Borrower to Lender under this Note immediately due and payable without further notice of any kind notwithstanding anything to the contrary in this Note or any other agreement: (a) Borrower’s failure to make any payment on time or in the amount due; (b) any default by Borrower under the terms of this Note or any other Related Documents; (c) any default by Borrower under the terms of any other agreement between Lender and Borrower; (d) the death, dissolution, or termination of existence of Borrower or any guarantor; (e) Borrower is not paying Borrower’s debts as such debts become due; (f) the commencement of any proceeding under bankruptcy or insolvency laws by or against Borrower or any guarantor or the appointment of a receiver; (g) any default under the terms of any other indebtedness of Borrower to any other creditor; (h) any writ of attachment, garnishment, execution, tax lien or similar instrument is issued against any collateral securing the loan, if any, or any of Borrower’s property or any judgment is entered against Borrower or any guarantor; (i) any part of Borrower’s business is sold to or merged with any other business, individual, or entity; (j) any representation or warranty made by Borrower to Lender in any of the Related Documents or any financial statement delivered to Lender proves to have been false in any material respect as of the time when made or given; (k) if any guarantor, or any other party to any Related Documents terminates, attempts to terminate or defaults under any such Related Documents; (1) Lender has deemed itself insecure or there has been a material adverse change of condition of the financial prospects of Borrower or any collateral securing the obligations owing to Lender by Borrower. Upon the occurrence of an event of default, Lender may pursue any remedy available under any Related Document, at law or in equity.

WAIVER OF NOTICE OF FORECLOSURE SALE. Borrower hereby waives the right to require Lender, or any other holder of this Note to confirm any foreclosure sale as a condition for taking action to collect on this Note.

GENERAL WAIVERS. To the extent permitted by law, the Borrower severally waives any required notice of presentment, demand, acceleration, intent to accelerate, protest, and any other notice and defense due to extensions of time or other indulgence by Lender or to any substitution or release of collateral. No failure or delay on the part of Lender, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

JOINT AND SEVERAL LIABILITY. The liability of all parties obligated in any manner under this Note shall be joint and several, to the extent of their respective obligations.

SEVERABILITY. If a court of competent jurisdiction determines any term or provision of this Note is invalid or prohibited by applicable law, that term or provision will be ineffective to the extent required. Any term or provision that has been determined to be invalid or prohibited will be severed from the rest of this Note without invalidating the remainder of either the affected provision or this Note.

SURVIVAL. The rights and privileges of the Lender hereunder shall inure to the benefits of its successors and assigns, and this Note shall be binding on all heirs, executors, administrators, assigns, and successors of Borrower.

ASSIGNABILITY. Lender may assign, pledge or otherwise transfer this Note or any of its rights and powers under this Note without notice, with all or any of the obligations owing to Lender by Borrower, and in such event the assignee shall have the same rights as if originally named herein in place of Lender. Borrower may not assign this Note or any benefit accruing to it hereunder without the express written consent of the Lender.

DUTY TO NOTIFY. Borrower agrees to notify Lender if there is any change in the beneficial ownership information provided to Lender. Additionally, Borrower agrees to provide Lender with updated beneficial ownership information in the event there is any change in the beneficial ownership information provided to Lender.

ORAL AGREEMENTS DISCLAIMER. This Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

GOVERNING LAW. This Note is governed by the laws of the state of Georgia except to the extent that federal law controls.

HEADING AND GENDER. The headings preceding text in this Note are for general convenience in identifying subject matter, but have no limiting impact on the text which follows any particular heading. All words used in this Note shall be construed to be of such gender or number as the circumstances require.

ATTORNEYS’ FEES AND OTHER COSTS. If legal proceedings are instituted to enforce the terms of this Agreement, Borrower agrees to pay all costs of the Lender in connection therewith, including actual attorneys’ fees, expenses and costs to the extent permitted by law.

WAIVER OF JURY TRIAL. All parties to this Note hereby knowingly and voluntarily waive, to the fullest extent permitted by law, any right to trial by jury of any dispute, whether in contract, tort, or otherwise, arising out of, in connection with, related to, or incidental to the relationship established between them in this Note or any other instrument, document or agreement executed or delivered in connection with this Note or the Related Documents.

THIS NOTE IS MADE, GIVEN, SIGNED, AND DELIVERED UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL HAVE THE EFFECT OF A SEALED INSTRUMENT UNDER LAW.

By signing this Note, Borrower acknowledges reading, understanding, and agreeing to all its provisions and receipt hereof.

GA HIA, LLC

(Seal)
By:	FRANK SIMPSON	Date
Its:	AUTHORIZED PERSON

LENDER: Pinnacle Bank

/s/ Steve Taylor			(Seal)
By:	Steve Taylor	Date
Its:	Vice President / Business Banker

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